FIRST SUPPLEMENTAL INDENTURE
First Supplemental Indenture (this “Supplemental Indenture”), dated as of January 4, 2023, among Go Daddy Operating Company, LLC, a Delaware limited liability company (the “Issuer”), GD Finance Co, LLC (f/k/a GD Finance Co, Inc.), a Delaware limited liability company (the “Co-Issuer” and together with the Issuer, the “Issuers”), Poynt, LLC, a Delaware limited liability company, and Registry Services, LLC, a Delaware limited liability company (each, a “Guaranteeing Subsidiary”) and Computershare Trust Company, National Association, as successor trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 25, 2021, providing for the issuance of the Issuers’ 3.500% Senior Notes due 2029 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuers and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of the Holders of the Notes.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)Agreement to Guarantee. Each of the Guaranteeing Subsidiaries hereby (a) jointly and severally agrees, along with all the other Guaranteeing Subsidiaries and with all existing Guarantors, to provide an unconditional Guarantee of the Notes on the terms set forth in the Indenture including but not limited to Article X thereof and (b) becomes a party to the Indenture as a Guarantor and, as such, will have the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.
(3)No Recourse Against Others. No director, officer, employee, incorporator, member, partner or stockholder of each of the Guaranteeing Subsidiaries shall have any liability for any obligations of the Issuers or the Guarantors (including the Guaranteeing Subsidiaries) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
(4)GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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(5)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
(6)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(7)The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.
(8)Notices. All notices or other communications to the Guarantors shall be given as provided in Section 12.01 of the Indenture.
(9)Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
GO DADDY OPERATING COMPANY, LLC, as Issuer

By:__/s/ Mark McCaffrey____________
Name: Mark McCaffrey
Title: Chief Financial Officer
GD FINANCE CO, LLC, as Co-Issuer

By:__/s/ Mark McCaffrey____________
Name: Mark McCaffrey
Title: Chief Financial Officer
POYNT, LLC, as Guarantor

By:__/s/ Michele Lau________________
Name: Michele Lau
Title: Secretary
REGISTRY SERVICES, LLC, as Guarantor

By:__/s/ Michele Lau________________
Name: Michele Lau
Title: Secretary
COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Successor Trustee

By:__/s/ Julie Eichler_________________
Name: Julie Eichler
Title: Vice President

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